Exhibit 10.2

ASSIGNMENT AND ASSUMPTION OF CONTRACT

(485 FIFTH AVENUE, NEW YORK, NEW YORK)

THIS ASSIGNMENT AND ASSUMPTION OF 485 FIFTH AVENUE CONTRACT (“Assignment”) made the 16th day of May, 2005 by and between Park & 5th Property, LLC, having an office c/o Tri-Realty Management, 275 Madison Avenue, 30th Floor, New York, New York 10016, Attention: Jack Forgash (hereinafter referred to as the “Assignor”), and Park & 5th Owner LLC, having an office c/o Tri-Realty Management, 275 Madison Avenue, 30th Floor, New York, New York 10016, Attention: Jack Forgash (hereinafter referred to as “Assignee”). Assignor and Assignee are collectively known as the “parties” to this Assignment Agreement.

R E C I T A L S:

A. Assignor and Tommy Hilfiger 485 Fifth, Inc. (hereinafter referred to as “Seller”) have entered into that certain Contract dated as of July 14, 2004, as amended by writings dated August 5, 2004 and May 10, 2005 (hereinafter referred to as the “Agreement”) for property located at 485 Fifth Avenue, New York, New York (hereinafter referred to as the “Property”), under terms and conditions defined in the Agreement, and

B. Assignor desires to assign and Assignee desires to assume all of Assignor’s right, title and interest in the Agreement, as well as Assignor’s liabilities and obligations thereunder, pursuant to this Assignment,

NOW, THEREFORE, in consideration of the promises made herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee, as of the date hereof (the “Effective Date”), hereby agree as follows:

1. As of the Effective Date, Assignor assigns all its right, title and interest in the Agreement and/or the Property to Assignee, together with the Deposit thereunder, and Assignee assumes all of Assignor’s obligations and liabilities regarding the Agreement and/or the Property, except that the Guaranty provided for in the Contract shall remain in effect. Assignee has agreed to indemnify the Guarantors for any liability under the Guaranty pursuant to the terms of an Agreement executed simultaneously herewith.

2. Assignee understands that Assignor has made no representations and/or warranties regarding the Agreement and/or the Property and Assignee has decided to enter into this Assignment after independent investigation regarding both the Agreement and the Property. Assignee agrees to hold Assignor harmless, defend and indemnify Assignor from and against any and all claims, liabilities, losses, costs, damages and/or expenses associated with the Agreement and/or the Property incurred after the Effective Date.

3. Notice of this Assignment shall be provided to Seller by Assignor as soon as practicable after the Effective Date.

4. This Assignment shall take priority over and supersede any and all other agreements (if any), oral or written, between Assignor and Assignee regarding the Agreement and/or the Property.

5. This Assignment shall be legally binding upon and inure to the benefit of the parties hereto, and their respective legal representatives, successors and/or assigns.

6. This Assignment was prepared and drafted by Assignor as a matter of convenience only and nothing contained herein shall be construed as being for or against either party on that account.

7. This Assignment may be executed in multiple counterparts and by facsimile each of which shall constitute the same Agreement.

AGREED AND ACCEPTED THIS 16th DAY OF MAY, 2005:

ASSIGNOR:

PARK & 5TH PROPERTY, LLC

By:	Park & 5th Manager, LLC, Managing Member

By:	/s/ Hyman Mamiye
Hyman Mamiye, Manager

ASSIGNEE:

PARK & 5TH OWNER LLC

By:	Park & 5th Property, LLC, Sole Member

By:	Park & 5th Manager LLC, Managing Member

By:	/s/ Hymie Mamiye
Name:	Hymie Mamiye
Title:	Manager